Exhibit 99.2

[AVANIR LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	At Avanir Pharmaceuticals:

Patrice Saxon, Investor Relations
858-622-5202
psaxon@avanir.com

AVANIR PHARMACEUTICALS REPORTS

SECOND QUARTER OF FISCAL YEAR 2005 RESULTS

San Diego, May 16, 2005 – Avanir Pharmaceuticals (AMEX: AVN) today reported financial results for the second quarter of fiscal 2005, ended March 31, 2005. Avanir reported a net loss of $14.1 million, or $0.14 per share, compared to $6.7 million, or $0.09 per share, for the same period a year ago. Contributing to the loss in the second quarter were the Company’s expenditures related to ongoing clinical development programs and a $7.2 million charge for the Company’s acquisition of additional rights to the Neurodex™ technology.

Total operating expenses for the second quarter of fiscal 2005 were $14.8 million, compared to $7.6 million in the same period a year ago. Expenditures on research and development (R&D) programs accounted for 77% and 71% of total operating expenses for the quarters ended March 31, 2005 and 2004, respectively. R&D expenses for the second quarter of fiscal 2005 amounted to $11.4 million, compared to $5.4 million for the same period a year ago. This increase in R&D spending was principally attributable to the $7.2 million charge for the acquisition of additional rights to Neurodex, which was partially offset by lower expenditures as the Company completed its development work for Neurodex for the treatment of pseudobulbar affect.

The second quarter of fiscal 2005 was highlighted by:

•	Acquisition of additional rights to Neurodex, Avanir‘s late-stage drug candidate for the treatment of multiple central nervous system disorders. As a result, Avanir holds the exclusive worldwide marketing rights to Neurodex for five indications under a royalty-bearing license with The Center for Neurologic Study, the owner of the underlying technology;

•	Receipt of a Special Protocol Assessment (SPA) from the FDA, which establishes agreement on the protocol under which Avanir will conduct and analyze the data from the first of two planned Phase III clinical trials evaluating the safety and efficacy of Neurodex in the treatment of painful diabetic neuropathy; and

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•	Presentation of data describing a unique activity profile for AVP-13358, Avanir’s novel orally active compound targeting IgE in the treatment of allergy and asthma at the 2005 national meeting of the American Academy of Allergy, Asthma and Immunology (AAAAI).

A comparison of R&D spending by program is shown in the table that follows.

RESEARCH AND DEVELOPMENT PROGRAM EXPENSES
	Second Fiscal Quarter Ended
	March 31, 2005		March 31, 2004
	Amount	Percent	Amount	Percent
	(Mils.)		(Mils.)
Develop Neurodex for the treatment of PBA (1).	$7.4	65%	$2.4	44%
Develop Neurodex for neuropathic pain (1)	1.8	16%	0.5	9%
Development program for allergy and asthma (IgE regulator)	0.5	4%	0.9	17%
Preclinical atherosclerosis research program	0.7	6%	0.3	6%
Other preclinical research, including potential treatments for inflammation and infectious diseases	1.0	__9%	1.3	24%

Total	$11.4	100%	$5.4	100%

(1)	Includes aggregate charge of $7.2 million in quarter ended March 31, 2005 for acquisition of additional rights to Neurodex.

Revenues of $645,000 for the second quarter of fiscal 2005 included $420,000 in revenues that the Company recognized from the sale of Abreva® royalty rights, $100,000 from research contracts and licenses and $125,000 from government research grants. Revenues in the second quarter of fiscal 2004 amounted to $856,000 and included $268,000 in revenues from research contracts and licenses, $345,000 in revenues recognized from the sale of Abreva® royalty rights, and $241,000 from government research grants.

Balance sheet highlights

As of March 31, 2005, Avanir had cash, cash equivalents, and investments in securities totaling $17.0 million, compared to $25.9 million as of September 30, 2004. Net working capital balance was $7.1 million, deferred revenue was $20.0 million and shareholders’ equity was $1.6 million as of March 31, 2005. In April 2005, Avanir completed an offering of 7,770,000 shares of Class A common stock, resulting in net offering proceeds of $15.8 million. The stock offering proceeds are not reflected in the second fiscal quarter results.

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Fiscal Year-to-Date Results

Net loss for the six months ended March 31, 2005 was $21.1 million, or $0.22 per share, compared to a net loss of $13.0 million, or $0.18 per share, for the same period a year ago. Total operating expenses for the first half of fiscal 2005 were $22.8 million, compared to $15.4 million in the same period a year ago. The 48% increase in operating expenses was primarily due to R&D programs and the $7.2 million charge in connection with the acquisition of additional rights to the Neurodex technology. Expenditures on R&D programs accounted for 72% and 70% of total operating expenses for the six months ended March 31, 2005 and 2004, respectively. R&D expenses for the first half of fiscal 2005 amounted to $16.5 million, compared to $10.7 million for the same period a year ago. A breakdown of major R&D spending for the six-month periods ended March 31, 2005 and 2004 is as follows:

RESEARCH AND DEVELOPMENT PROGRAM EXPENSES
	Six Months Ended
	March 31, 2005		March 31, 2004
	Amount	Percent	Amount	Percent
	(Mils.)		(Mils.)
Develop Neurodex for the treatment of PBA (1)	$9.6	58%	$4.2	39%
Develop Neurodex for neuropathic pain (1)	2.0	12%	1.1	10%
Development program for allergy and asthma (IgE regulator)	1.2	7%	1.9	18%
Preclinical atherosclerosis research program.	1.8	11%	0.5	5%
Other preclinical research, including potential treatments for inflammation and infectious diseases	1.9	__12%	3.0	28%

Total	$16.5	100%	$10.7	100%

(1)	Includes aggregate charge of $7.2 million in the six months ended March 31, 2005 for acquisition of additional rights to Neurodex.

Revenues of $1.5 million for the first half of fiscal 2005 included $928,000 in revenues that the Company recognized from the sale of Abreva® royalty rights, $300,000 in revenues relating to achievement of milestones under the ACO HUD license agreement for docosanel 10% cream, and $286,000 from government research grants. Revenues in the first half of fiscal 2004 amounted to $2.4 million, which included $271,000 in revenues from research contracts and licenses, $881,000 in revenues recognized from the sale of Abreva royalty rights, and $440,000 from government research grants.

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Conference Call and Webcast

Management will host a conference call with a simultaneous webcast on May 16, 2005 at 1:30 Pacific/4:30 Eastern to discuss second quarter of fiscal 2005 operating performance. The call/webcast will feature President and Chief Executive Officer Gerald J. Yakatan, Ph.D., and Vice President and Chief Financial Officer Gregory P. Hanson, CMA. The webcast will be available live via the Internet by accessing Avanir’s web site at www.avanir.com. Please go to the web site at least ten minutes early to register, download and install any necessary audio software. Replays of the webcast will be available for 90 days, and a phone replay will be available through May 23, 2005 by dialing 888-266-2081 (domestic) and 703-925-2533 (international) and entering the passcode 703112.

The Company

Avanir Pharmaceuticals is a drug discovery and development company focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like “estimate,” “anticipate,” “believe,” “intend,” “plan,” or “expect” or similar statements are forward-looking statements. In regard to financial projections, risks and uncertainties include risks associated with milestones and royalties earned from licensees, and results of clinical trials or product development efforts, as well as risks shown in the Company’s Annual Report on Form 10-K and from time-to-time in other publicly available information regarding the Company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. The company disclaims any intent or obligation to update these forward-looking statements.

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AVANIR PHARMACEUTICALS
Summary Consolidated Financial Information (Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues	$644,733	$855,837	$1,533,098	$2,365,482
Operating expenses:
Research and development	11,428,170	5,372,641	16,482,411	10,742,129
General and administrative	1,973,792	1,510,332	3,825,967	2,912,423
Sales and marketing	1,398,391	722,086	2,497,219	1,580,597
Cost of product sales	—	—	3,102	210,090

Total operating expenses	14,800,353	7,605,059	22,808,699	15,445,239

Loss from operations	(14,155,620)	(6,749,222)	(21,275,601)	(13,079,757)
Interest income	125,147	56,726	246,979	112,268
Interest expense	(25,324)	(9,719)	(46,945)	(20,527)
Other income (expense), net	4,850	11,722	(62,071)	19,369

Loss before income taxes	(14,050,947)	(6,690,493)	(21,137,638)	(12,968,647)
Provision for income taxes	—	(62)	(1,898)	(2,120)

Net loss	$(14,050,947)	$(6,690,555)	$(21,139,536)	$(12,970,767)

Net loss per share:
Basic and diluted	$(0.14)	$(0.09)	$(0.22)	$(0.18)

Weighted average number of common shares outstanding:
Basic and diluted	98,262,726	71,285,690	97,044,095	71,248,769

Consolidated Balance Sheet Data:	March 31, 2005	September 30, 2004
Cash and cash equivalents	$8,206,486	$13,494,083
Short-term, long-term and restricted investments in securities	8,759,526	12,412,446

Total cash and investments	$16,966,012	$25,906,529

Net working capital	$7,082,454	$16,653,621
Total assets	$28,849,859	$37,403,953
Deferred revenue	$19,980,970	$21,009,115
Total liabilities	$27,290,767	$27,206,694
Shareholders’ equity	$1,559,092	$10,197,259